                           UNITED STATES                    OMB Approval
                                                       -------------------------
                 SECURITIES AND EXCHANGE COMMISSION    OMB Number: 3235-0145
                                                       Expires: October 31, 1997
                       Washington, D.C. 20549          Estimated average burden
                                                       hours per response..14.90
                                                       -------------------------


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                              (Amendment No. 5)*
                                             -

                                TheraTech, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   883383101
--------------------------------------------------------------------------------
                                (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                 SCHEDULE 13G
================================================================================
CUSIP NO  883383101                  13G                 Page   2  of   4  Pages
================================================================================

================================================================================
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           William I. Higuchi

2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)___
           Not applicable                                   (b)___

3          SEC USE ONLY


4          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S. Citizen
================================================================================

================================================================================
     NUMBER OF                         5  SOLE VOTING POWER
      SHARES
   BENEFICIALLY                           2,328,534
     OWNED BY
       EACH                            6  SHARED VOTING POWER
     REPORTING
      PERSON                              4,500
       WITH
                                       7  SOLE DISPOSITIVE POWER

                                          2,328,534

                                       8  SHARED DISPOSITIVE POWER

                                          4,500
================================================================================

================================================================================
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,333,034

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not applicable

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           11.1%

12         TYPE OF REPORTING PERSON*

           IN
================================================================================

                     *SEE INSTRUCTION BEFORE FILLING OUT!

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                                 SCHEDULE 13G

ITEM 1. ISSUER
--------------

     (a)   NAME OF ISSUER:         TheraTech, Inc.

     (b)   ADDRESS OF ISSUER'S     417 Wakara Way
           PRINCIPLE EXECUTIVE     Salt Lake City, Utah 84108
           OFFICES:

ITEM 2. REPORTING PERSON INFORMATION
------------------------------------

     (a)   NAME OF PERSON FILING:  William I. Higuchi
           ---------------------

     (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE:
           ------------------------------------
           417 Wakara Way
           Salt Lake City, Utah 84108

     (c)   CITIZENSHIP:
           -----------
           United States of America

     (d)   TITLE OF CLASS OF SECURITIES:
           ----------------------------
           Common Stock

     (e)   CUSIP NUMBER:
           ------------
           883383101

ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b),
           -------------------------------------------------------------------
           CHECK WHETHER THE PERSON FILING IS A
           ------------------------------------
           Not applicable

ITEM 4.    OWNERSHIP
           ---------

           (a)  AMOUNT BENEFICIALLY OWNED:
                2,333,034

           (b)  PERCENT OF CLASS:
                11.1%

           (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
                (i)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE:
                     2,328,534 (which includes presently exercisable options to purchase 34,000 shares)

                (ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE:
                     4,500 which represents 4,500 shares owned by Setsuko Higuchi (spouse)

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                                 SCHEDULE 13G

                (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                      2,328,534 (which includes presently exercisable options to purchase 34,000 shares)

                (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                     4,500 which represents 4,500 shares owned by Setsuko Higuchi (spouse)

     ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
               --------------------------------------------

           Not applicable

     ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
               ---------------------------------------------------------------

           Not applicable

     ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
               ---------------------------------------------------------
               ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               -------------------------------------------------------------
               COMPANY
               -------

           Not applicable

     ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
               ---------------------------------------------------------

           Not applicable

     ITEM 9.   NOTICE OF DISSOLUTION OF GROUP
               ------------------------------

           Not applicable

     ITEM 10.  CERTIFICATION
               -------------

           Not applicable



                                   SIGNATURE
                                   ---------

     After reasonably inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    Date:   February 11, 1998


                                            /s/William I Higuchi
                                            --------------------
                                            William I. Higuchi